Exhibit 10.1

GYRODYNE, LLC

April 19, 2017

Frederick C. Braun, III

73 Constantine Way

Mount Sinai, New York 11766

Dear Fred:

This will confirm our agreement regarding the terms of your separation from employment with Gyrodyne, LLC (“Company”) on mutually agreeable terms as set forth below. You and the Company agree this Agreement represents the full and complete agreement concerning your separation from employment with the Company.

1.     Last Day of Work. The parties hereto have mutually agreed to end the employment relationship between you and Gyrodyne on mutually agreeable terms as set forth herein. Your last day of work will be April 30, 2017. You will receive your regular salary and benefits through that time as well as any unreimbursed expenses properly incurred prior to your last day of work. You must return any and all Company property including, but not limited to, documents, electronic files, credit cards and keys. You agree that you will not keep copies of the Company’s property, its documents or any of its confidential information.

2.     Transition. You agree that between today and April 30, 2017, you will continue to perform your duties and responsibilities satisfactorily and will take all reasonable steps to transition your duties, as requested by the Chairman of the Board.

3.     Separation Amount. Provided you sign this Agreement, and the Supplemental Release (attached as Exhibit A), and they become effective, you shall receive payment in the amount of Two Hundred Eighty-Five Thousand Dollars and Zero Cents ($285,000.00) (the “Separation Amount”), which is the equivalent, in the aggregate, of 33.28 weeks of severance at your current rate of pay plus the amount of the bonus set forth in paragraph 3(b) of the employment agreement between you and Gyrodyne Company of America, Inc., dated May 15, 2013 (“Employment Agreement”). The Separation Amount shall be paid in a single lump sum of Two Hundred Eighty-Five Thousand Dollars and Zero Cents ($285,000.00) within three (3) business following the later of the Effective Date of this Agreement or the Effective Date of the Supplemental Release (as defined in paragraph 19 below).

4.     Withholding on Payments. Taxes and other withholding amounts, as required by law, will be deducted from all payments to you. The Company shall issue an IRS Form W-2 to you for all payments.

5.     Benefits. Your employee benefits, if any, shall end on April 30, 2017. Any accrued vacation and/or sick time that is not used by April 30, 2017 shall be forfeited.

6.     Acknowledgments. You understand and agree that absent this Agreement, you would not otherwise be entitled to the payment set forth in paragraph 3. Further, by signing this Agreement, you agree that: (a) you are not entitled to any other payments and/or benefits that are not specifically listed in this Agreement; and (b) you have received all compensation and benefits from the Company to which you were entitled under the Fair Labor Standards Act (FLSA).

7.     General Release of All Claims. In exchange for the payments and benefits outlined above and the Company’s promises set forth in this Agreement, on behalf of yourself (and your heirs, successors and assigns), you hereby release the Company and each of its affiliates, and each of their respective officers, managers, attorneys, employees, agents, successors and assigns, as well as their respective heirs, successors and assigns (hereinafter collectively “Releasees”), from any and all legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts (including but not limited to, any accounts, suits, debts, agreements, actions, causes of action, sums of money, reckonings, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes), and any past, present or future duties, responsibilities, or obligations, in each case existing from the beginning of the world through the date hereof, which are now known or unknown, including but not limited to the following:

a.     any and all such claims or counterclaims alleging or sounding in discrimination, harassment, retaliation, failure to accommodate, breach of contract, breach of any implied covenant of good faith, piercing the corporate veil, whistleblowing, corporate fraud, accounting, tort, defamation, libel, slander, injurious falsehood, public policy, assault, battery, intentional or negligent infliction of emotional distress, attorneys’ fees, indemnification, and all claims for compensatory, punitive, and liquidated damages; and

b.     any and all claims under any and all federal, state or local laws including, but not limited to claims under the fair employment practice laws or other employment related laws of the United States, New York and all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. §§621-634; the Americans with Disabilities Act of 1990, 42 U.S.C. §§12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §§2601 et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101 et seq.; the Sarbanes Oxley Act of 2002; the National Labor Relations Act, 29 U.S.C. §§151, et seq.; the Fair Labor Standards Act, 29 U.S.C. §§201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§1001-1461; the New York Labor Law; the New York State Human Rights Law; the New York Executive Law §290 et seq.; and the New York Worker’s Compensation Law; and

c.     any and all claims under all other employee relations, labor, corporate and commercial statutes, executive orders, laws, rules and/or regulations; and

d.     any and all claims for wages, bonuses, commissions, vacation pay, employee fringe benefits, reimbursement of expenses, monetary and/or equitable relief, punitive and compensatory relief, and/or attorneys’ fees and/or costs.

e.     Notwithstanding the foregoing, this paragraph 7 is not intended (i) to curtail or limit your rights under this Agreement or the Indemnification Agreement dated February 8, 2013 between the Company and you (“Indemnification Agreement”), or (ii) to curtail or limit your rights, if any, to contribution or indemnification under any governing by-law, policy, or procedure maintained by the Company as of the Effective Date of this Agreement and the Effective Date of the Supplemental Release.

8.     Confidential Information. You agree that you shall not publish, use or disclose Confidential Information to any entity, organization or person. “Confidential Information” means any and all information, whether written or verbal (other than information that is public knowledge or readily available to the public), which relates to operations, marketing, members, prospective members, finances, employees or vendors of the Company, including, but not limited to the following (a) financial information and data; (b) information pertaining to personnel and compensation; (c) marketing plans and related information; (d) the names, addresses, and contact information of vendors and suppliers; (e) business methods, techniques, plans, computer programs and files, know-how, improvements, or writings; (f) any data relating to business contacts, vendor lists or supplier matters; (g) any technical data, marketing and business data, pricing and cost information, business and marketing plans; (h) any information that the Company has received from a third party and is obligated to treat as confidential; (i) all other confidential information of, about, or concerning the Company and (j) all analyses, compilations, forecasts, studies and other documents by whomsoever prepared which contain any of the foregoing information or data.

9.     No Negative Statements. You agree not to make, directly or indirectly, any negative or disparaging statements about or do anything which damages the Company or the Releasees, or which damages them in any of their business relationships. You further agree that you will not publish, directly or indirectly, any negative or disparaging statements about or do anything which damages the Company or the Releasees, including, but not limited to, statements made in email, internet postings, blogs, or other electronic form. Notwithstanding the foregoing, neither the foregoing nor any other provision of this Agreement affects your right to provide truthful information to government authorities or your obligation to cooperate with any government investigation or to respond truthfully to any lawful government inquiry or to give truthful testimony in court. The Company agrees that its officers and directors shall not make any disparaging statements about you.

10.     Confidentiality. You agree that the terms of this Agreement are confidential. You also agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor or immediate family members. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

11.     Non-Admission of Wrongdoing. By entering into this Agreement, neither you nor the Company or the Releasees admit any wrongdoing or violation of law.

12.     Successors and Assigns. The Company, without your consent, may assign its rights and obligations under this Agreement, provided that any assignee expressly assumes the obligations to you as stated hereunder. This Agreement shall inure to the benefit of the Company and its successors and assigns. You may not assign this Agreement in whole or in part without prior written consent of the Company; provided, however, that you may at any time designate in writing a beneficiary to receive any amount due to you pursuant to this Agreement in the event of your death prior to the payment of all amounts due hereunder and if no such beneficiary is designated by you, any amount payable to you hereunder, to the extent unpaid at the time of your death, shall be paid to your estate.

13.     Severability. If any part, term or provision of this Agreement is found to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

14.     Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

15.     Jurisdiction and Applicable Law. This Agreement arises out of employment within the State of New York and it shall in all respects be interpreted, enforced and governed under the laws of the State of New York.

16.     Entire Agreement. This Agreement contains the entire agreement between you and the Company relating to your employment and termination of your employment and replaces any prior agreements or understandings between you and the Company relating to your employment with, or separation from, the Company, including, without limitation, (i) the Employment Agreement, which is of no further force and effect, and (ii) the Gyrodyne, LLC Amended and Restated Retention Bonus Plan dated May 24, 2016, which is of no further force and effect as applied to you, except that the Indemnification Agreement shall remain in full force and effect on and after the execution of this Agreement.

17.     Waiver. By signing this Agreement, you acknowledge that:

a.     You have carefully read, and understand, this Agreement;

b.     You have been given at least twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney;

c.     You have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

d.     You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

e.     You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

f.     You knowingly and voluntarily release the Company and each of its affiliates, and each of their respective officers, managers, members, attorneys, employees, agents, successors and assigns, from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing, and that these payments and benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

g.     The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination In Employment Act of 1967 (29 LJ.S.C. §621 et seq.); and

h.     This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective.

18.     Return Of Signed Agreement. You must return this signed Agreement to the Chairman of the Board at Gyrodyne, LLC, One Flowerfield, Suite 24, St. James, New York 11780, with a copy to Farrell Fritz, P.C., 1320 RXR Plaza, Uniondale, New York 10017, Attention: Alon Y. Kapen, Esq., no later than April 7, 2017. You hereby acknowledge and agree that any payment to which you are entitled to receive pursuant to paragraph 3 is conditioned upon and subject to your execution of this Agreement by April 7, 2017, and the Supplemental Release by May 22, 2017 but not before April 30, 2017.

19.     Effective Date. You have seven (7) days from the date you sign this Agreement to change your mind. If you change your mind, you must send written notice of your decision to the Chairman of the Board at Gyrodyne, LLC, One Flowerfield, Suite 24, St. James, New York 11780, with a copy to Farrell Fritz, P.C., 1320 RXR Plaza, Uniondale, New York 10017, Attention: Alon Y. Kapen, Esq., so that the Chairman of the Board and Mr. Kapen receive your revocation no later than the eighth (8th) day after you originally signed the Agreement. You should understand that the Company will not be required to provide the payment set forth in paragraph 3 unless this Agreement and the Supplemental Release become effective.

Very truly yours,

Gyrodyne, LLC

By:	/s/ Paul L. Lamb
Paul L. Lamb, Chairman of the Board

Agreed and Accepted:

/s/ Frederick C. Braun, III	April 6, 2017
Frederick C. Braun, III	Date

STATE OF NEW YORK     )

: ss.:

COUNTY OF SUFFOLK     )

On the 6th day of April, 2017 before me personally came Frederick C. Braun, III to me known and known to me to be the individual described in, and who executed, the above Agreement, and duly acknowledged to me that he executed the same.

/s/ Dawn M. Ibraham

Notary Public

Exhibit A

SUPPLEMENTAL RELEASE

In exchange for the payments and benefits described in the Agreement dated April 6, 2017 (“Agreement”), and specifically the payment set forth in paragraph 3 thereof, I specifically RELEASE Gyrodyne, LLC (the “Company”), and each of its affiliates, and each of their respective officers, managers, attorneys, employees, agents, successors and assigns, as well as their respective heirs, successors and assigns (hereinafter collectively “Releasees”), from ANY AND ALL CLAIMS I may have, known or unknown, related to my employment or my separation from employment, from the beginning of time through the date that the Agreement and this Supplemental Release become effective.

I also understand and agree that I am releasing the Releasees from any and all legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, (including but not limited to, any contract, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckonings, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future duties, responsibilities, or obligations, existing from the beginning of the world through the date hereof, which are now known or unknown, including but not limited to the following:

a.

any and all such claims or counterclaims alleging or sounding in discrimination, harassment, retaliation, failure to accommodate, breach of contract, breach of any implied covenant of good faith, piercing the corporate veil, whistleblowing, corporate fraud, accounting, tort, defamation, libel, slander, injurious falsehood, public policy, assault, battery, intentional or negligent infliction of emotional distress, attorneys’ fees, indemnification, and all claims for compensatory, punitive, and liquidated damages; and

b.

any and all claims under any and all federal, state or local laws including, but not limited to claims under the fair employment practice laws or other employment related laws of the United States, New York and all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. §§621-634; the Americans with Disabilities Act of 1990, 42 U.S.C. §§12101 et seq.; and the Family and Medical Leave Act of 1993, 29 U.S.C. §§2601 et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101 et seq.; the Sarbanes Oxley Act of 2002; the National Labor Relations Act, 29 U.S.C. §§151, et seq.; the Fair Labor Standards Act, 29 U.S.C. §§201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§1001-1461; the New York Labor Law; the New York State Human Rights Law; the New York Executive Law §290 et seq.; and the New York Worker’s Compensation Law; and

c.	any and all claims under all other employee relations, labor, corporate and commercial statutes, executive orders, laws, rules and/or regulations; and

d.

any and all claims for wages, bonuses, commissions, vacation pay, employee fringe benefits, reimbursement of expenses, monetary and/or equitable relief, punitive and compensatory relief, and/or attorneys’ fees and/or costs.

e.

Notwithstanding the foregoing, this Supplemental Release is not intended (i) to curtail or limit my rights under the Agreement or the Indemnification Agreement dated February 8, 2013 between the Company and me or (ii) to curtail or limit my rights, if any, to contribution or indemnification under any governing by-law, policy, or procedure maintained by the Company as of the Effective Date of the Agreement and the Effective Date of this Supplemental Release.

By signing this Supplemental Release, I acknowledge that:

a.	I have carefully read, and understand, this Supplemental Release;

b.	I have been given twenty-one (21) days to consider my rights and obligations under this Supplemental Release and to consult with an attorney;

c.	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Supplemental Release;

d.	I understand that this Supplemental Release is LEGALLY BINDING and by signing it I give up certain rights;

e.	I have voluntarily chosen to enter into this Supplemental Release and have not been forced or pressured in any way to sign it;

f.

I KNOWINGLY AND VOLUNTARILY RELEASE the Company, and each of its affiliates, and each of their respective members, officers, managers, employees, representatives, personal representatives, attorneys in fact and at law, agents, successors and assigns, from any and all claims you may have, known or unknown, in exchange for the payments and benefits I have obtained by signing, and that these payments and benefits are in addition to any benefit I would have otherwise received if I did not sign the Agreement and this Supplemental Release;

g.	The General Release in this Supplemental Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination In Employment Act of 1967 (29 U.S.C. §621 et seq.); and

h.	This Supplemental Release does not waive any rights or claims that may arise after this Supplemental Release is signed and becomes effective, which is eight (8) days after I sign it.

I understand that I must return this signed Supplemental Release to the Chairman of the Board at Gyrodyne, LLC, One Flowerfield, Suite 24, St. James, New York 11780, with a copy to Farrell Fritz, P.C., 1320 RXR Plaza, Uniondale, New York 10017, Attention: Alon Y. Kapen, Esq., no later than May 22, 2017, but not before April 30, 2017.

I understand that I have seven (7) days from the date I sign this Agreement to change my mind. If I change my mind, I understand that I must send written notice of my decision to the Chairman of the Board at Gyrodyne, LLC, One Flowerfield, Suite 24, St. James, New York 11780, with a copy to Farrell Fritz, P.C., 1320 RXR Plaza, Uniondale, New York 10017, Attention: Alon Y. Kapen, Esq., so that the Chairman of the Board and Mr. Kapen RECEIVE my revocation no later than the eighth (8th) day after I originally signed this Supplemental Release. I also understand that the Company will not be required to provide the payment set forth in paragraph 3 of the Agreement unless the Agreement and this Supplemental Release become effective.

Frederick C. Braun, III	Date

STATE OF NEW YORK     )

: ss.:

COUNTY OF SUFFOLK     )

On the ___ day of April, 2017 before me personally came Frederick C. Braun, III to me known and known to me to be the individual described in, and who executed, the Supplemental Release, and duly acknowledged to me that he executed the same.

Notary Public